CUTLER LAW GROUP LETTERHEAD


                          October 6, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

   RE: GTC TELECOM CORP.

Ladies and Gentlemen:

   This office represents GTC Telecom Corp., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") for registration of an aggregate of 750,000 shares of the Registrant's common stock, $.001 par value (the "Common Stock"), which will be issuable under the 1999 Omnibus Stock Option Plan (the "Plan"). In connection with our representation, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares"), examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Plan
Shares, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common
Stock.

   We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit
5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                       Cutler Law Group


                        /s/ M. Richard Cutler
                        By: M. Richard Cutler, Esq.